Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:  Courtney Guertin

Corporate Communications Manager

401-457-9501

courtney.guertin@linmedia.com

Richard Schmaeling, Chief Financial Officer

401-457-9510

richard.schmaeling@linmedia.com

LIN Media LLC Announces Completion of Merger with LIN TV Corp.

PROVIDENCE, R.I. — July 30, 2013 — LIN Media LLC (“LIN Media” or the “Company”) today announced that it has completed its merger with LIN TV Corp. (“LIN TV”).  This closing successfully concludes the Company’s plans to resolve the NBC JV guarantee and tax overhangs that have in recent years limited its strategic options.

LIN Media, as the surviving company in the merger, will begin trading on the New York Stock Exchange on July 31, 2013 under the ticker symbol “LIN”.  Shares of LIN TV common stock were converted into common shares of LIN Media on a one-for-one basis.

As a result of the capital losses generated from this transaction, the Company expects to realize cash income tax savings of approximately $115 million and expects to settle the remaining estimated income tax liability associated with the NBC JV sale transaction (announced on February 12, 2013) of approximately $48 million in cash later this year.

About LIN Media

LIN Media is a local multimedia company that operates or services 43 television stations and seven digital channels in 23 U.S. markets, and a diverse portfolio of websites, apps and mobile products that make it more convenient to access its unique and relevant content on multiple screens.

LIN Media’s highly-rated television stations deliver important local news and community stories along with top-rated sports and entertainment programming to 10.5% of U.S. television homes.  The Company’s digital media operations focus on emerging media and interactive technologies that deliver performance-driven digital marketing solutions to some of the nation’s most respected agencies and brands.   LIN Media LLC will trade on the NYSE under the symbol “LIN”.  The Company regularly uses its website as a key source of Company information and can be accessed at www.linmedia.com.

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